EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of April 11, 2016, (the “Effective Date”) by and between NanoAntibiotics, Inc. (the “Company”), and Jonathan M. Adams (“Executive”).

1.	Term.

The term of this Agreement shall commence on April 11, 2016 and shall terminate on April 10, 2019 (the “Employment Term”).

2.	Duties

(a)     During the Employment Term, Executive shall be employed by Company as its Chairman and Chief Executive Officer. Executive shall report directly and solely to the Company's Board of Directors (the "Board"). Executive shall have the authority, functions, duties, powers, and responsibilities normally associated with such position, as well as those duties which may be assigned to Executive from time to time by the Board.

(b)    Upon the effective date of the merger he shall become a member of Board of Directors, serving for an initial term of three years. The Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during his employment hereunder at which Executive's director class comes up for election. Executive agrees to serve on the Board if elected.

3.	Salary
(a)	Executive shall receive an annual base salary of $250,000 per year commencing on the Effective Date.
(b)	Executive shall devote his part time and best efforts, to the Company until the Company commences paying his base salary in cash. The Company shall begin paying his base salary in cash and he shall commence devoting his full time effort to the Company when new investment funding has been secured by the Company sufficient to pay for at least two years of his salary, such new investment not to be less than $1 million, unless Executive agrees to a lesser amount.
(c)	The Parties recognize that the Company may not have the financial wherewithal to pay the compensation provided hereunder as of the commencement of the Employment Term and for the foreseeable future thereafter. In light of this, the Parties agree that they shall, together and in good faith, exercise reasonable judgment to determine, no less frequently than every month during the Term, whether and when the Company has the ability to effect payment of the compensation due to the Executive hereunder, such determination to be based primarily on an analysis of the financial condition of the Company, as reflected in the Company’s financial statements.

(d)	If, with respect to any month during the Employment Term, the Parties agree that the Company is not in a position to effect payment of the compensation due Executive for that month, the Company may elect to defer payment of the applicable amount of such compensation for such month until the Company is in position to effect payment. In that case, the amount of such compensation otherwise due and payable shall accrue interest at a per annum rate of six percent (6%) until paid.
(e)	Interest shall be computed on the basis of a 360-day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated.
(f)	Executive’s annual salary increase will range from 10% to 20% for each year commencing January 2017, during the term of the Agreement. The Board, in its discretion, may increase the base salary by an additional amount based upon relevant circumstances.
4.	Stock Options

Executive is hereby granted on the date hereof Options Group A which options are exercisable at $0.06 per share, the closing price on April 11, 2016, the date hereof.

Options Group A: which is comprised in its entirety of 3 million Shares, shall become vested and exercisable (i) as to 1 million Shares one year after of the date hereof, (ii) as to 1 million Shares two years after the date hereof, and (iii) as to 1 million Shares 3 years after the date hereof. All Group A options shall immediately vest upon the occurrence of a “Fundamental Transaction” as defined in the Agreement and Plan of Merger dated April 11, 2016, Exhibit F Lock-up Agreement, Section 2.

5.	Benefits

Executive shall be entitled to receive all benefits generally made available to executives of Company.

6.	Reimbursement for Expenses

Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Company. Pursuant to Company's customary policies regarding the reimbursement of such expenses in force at the time of payment. Executive shall be promptly reimbursed for all authorized or allowable expenses properly and reasonably incurred by Executive on behalf of the Company in the performance of his duties hereunder.

7.	Termination by Company

(a) The Company shall have the right to terminate this Agreement under the following circumstances:

(i)    Upon the death of Executive.

(ii)  For Good Cause upon notice from the Company. Termination by the Company of Executive's employment for "Good Cause'1 as used in this Agreement shall be limited to (1) gross negligence or malfeasance by Executive in the performance of his duties under this Agreement (whether before or after a corporate sale or combination event identified in Section 10(ii) below); or (2) the voluntary resignation by Executive as an employee of the Company without the prior written consent of the Company.

(b)   If this Agreement is terminated pursuant to Section 7(a)(i) or (ii) hereof after the Company begins paying Executive the Base Salary of $250,000 per year as set forth in Section 3(a) of this Agreement, Executive or his estate shall be entitled to receive a cash payment equal to the present value (based on the Company's then current cost of borrowing as determined by the Company's chief financial officer for the remainder of the term hereof) of his base salary for the balance of the term of this Agreement, payable within 30 days of the date of termination. Notwithstanding the foregoing, no such payments shall be made until such payment is no longer subject to Section 162(m) of the Code. In the event Executive’s employment is terminated prior to the time that the Company commences payment to Executive the Base Salary pursuant to Section 3(a) of this Agreement, the Company shall pay to Executive severance payments in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per year, beginning on the next regular pay period after the termination of Executive’s employment, and ending on the three (3) year anniversary of the termination of Executive’s employment, for a total of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00), less any applicable taxes and withholdings as required by law, and paid in accordance with the Company’s regular payroll policies and practices then in effect.

(c)   If this Agreement is terminated pursuant to Section 7(a) above. Executive's rights and Company's obligations hereunder shall forthwith terminate except as to the Company’s obligations pursuant to Section 7(b) above, and as otherwise expressly provided in this Agreement and as further provided with respect to the Options hereby granted.

(d)     Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from Company according to the terms of any plan now or hereafter provided by Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by Company to him pursuant to this Section 7, and shall not be in addition thereto.

8.    Termination by Executive

Executive shall have the right to terminate his employment under this Agreement upon 30 days' notice to the Company given within 60 days following the occurrence of any of the following events, each of which shall constitute "Good Reason" for such termination:

(a)   Executive is not elected or retained as Chairman and Chief Executive Officer and a director of the Company; or

(b)   The Company acts to materially reduce Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that the Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided that (a) Executive shall continue to have the same duties, responsibilities and authority with respect to Company's businesses as he has as of the date hereof and as Executive may have with respect to businesses added hereafter, including but not limited to, biotechnology and (b) Executive shall report solely and directly to the board of directors (and not to the chief executive officer or chairman of the board of directors) of the entity (or to the individual) that acquires Company or its assets or, if there shall be an ultimate parent of such entity, then to the board of directors of such ultimate parent and (c) Executive shall be elected and retained as a member of the board of directors of such entity or ultimate parent (if there shall be one).

9.      Consequences of Breach by Company

If Executive's employment is terminated by the Company for any reason, other than as set forth in Section 7(a)(i) or 7(a)(ii) or this Agreement, or if Company shall terminate Executive's employment under this Agreement in any other way that is a breach of this Agreement by Company, the following shall apply:

(a)   Executive shall receive a cash payment equal to the present value (based on Company's then current cost of borrowing as determined by the chief financial officer of Company for the remainder of the term hereof) of Executive's base salary hereunder for the remainder of the term, payable within 30 days of the date of such termination.

(b)   Subject to Section 9 hereof, all stock options granted by Company to Executive prior to the date hereof shall accelerate and become immediately exercisable and thereafter remain exercisable until the earlier of the fifth anniversary of the date of such termination.

10.    Compensation Upon Termination

Notwithstanding anything to the contrary in this Agreement, the following shall apply to any benefits provided under Sections 7-9 that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”):

(a) Any payment of such benefits shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service,” (as defined in Treasury Regulations Section 1.409A-l(h)) (“Separation from Service”) or such termination of employment is due to the Executive’s death, unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the adverse personal tax consequences under Section 409A.

(b) It is intended that (A) each installment of any such benefits be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (B) all payments of any such benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1 (b)(4) and 1.409A-l(b)(9)(iii), and (C) any such benefits consisting of premiums payable under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-l(b)(9)(v). However, if the Company determines that any such benefits constitute “deferred compensation” under Section 409A and the Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (i) the timing of such benefit payments shall be delayed until the earlier of (a) the date that is six (6) months and one (1) day after the Executive’s Separation from Service and (b) the date of the Executive’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Company shall (a) pay the Executive a lump sum amount equal to the sum of the benefit payments that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (b) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

11.    Excise Tax Limit

In the event that the vesting of the Options together with all other payments and the value of any benefit received or to be received by the Executive would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code, then the Executive's payment shall be either (A) the full payment or (B) such lesser amount that would result in no portion of the payment being subject to excise tax under Section 4999 of the Code (the "Excise Tax"), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Section 11 shall be made by nationally recognized accounting firm which is the Company's outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to Executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling

Executive to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 11, Company and Executive hereby elect and agree to make all determination as to present value using 120 percent of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded semiannually, as in effect on the date of this Agreement. Company agrees to reimburse Executive (on an after-tax basis) for his reasonable legal and other professional expenses of pursuing any reasonable contest, claim or cause of action (including any claim of tax refund) on his own behalf that may arise (notwithstanding the application of the foregoing provisions of this Section 11) as a result of (i) the Internal Revenue Service seeking to impose an Excise Tax on Executive or (ii) Company (or any successor) withholding or seeking to withhold any Excise Tax from any payment or benefit to Executive without Executive's consent; provided, however, reimbursement will only be provided under this subsection (ii) if Executive prevails (excluding a settlement).

12.    Binding Agreement

This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributees, and assigns and Company, its successors and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation.

13.    Amendment; Waiver

This Agreement, together with any stock option agreement(s) entered into between the Company and Executive and any other documents or agreements specifically referenced in this Agreement, contains the entire agreement of the parties with respect to the employment of Executive by Company. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

14.    Governing Law

This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of New York. Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration will be conducted in New York, New York. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

15. Notices

All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing by addressing the same to the other party as follows:

If to Executive to :

Jonathan M. Adams 25 West 15th Street, Unit B Chicago, 1L 60605

If to the Company, to:

NanoAntibiotics, Inc.

100 Gumming Center Suite 247-C Beverly, MA 01915

or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been given within 48 hours after being addressed as required herein and deposited, first-class postage prepaid, in the United States mail.

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IN WITNESS WHEREOF, the parties have agreed to and executed this Agreement on the date set forth by Executive below.

ACCEPTED AND AGREED:

JONATHAN M. ADAMS	NANOANTIBIOTICS, INC.

/s/ Jonathan M. Adams	By: /s/ Elliot Ehrlich
Date: 4/11/16	Name: Elliot Ehrlich
Title: